Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern, as described in Note 1 to the consolidated financial statements), which appears in Neurogen Corporation's Annual Report on Form 10-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
September 5, 2008